EXHIBIT NO. (g) 7

APPENDIX E TO THE

CUSTODIAN AGREEMENT

BETWEEN

EACH OF THE INVESTMENT COMPANIES

LISTED ON APPENDIX A THERETO AND

J.P. MORGAN CHASE BANK, N.A.

dated as of November 13, 2006

TRANSFER AGENT ACCOUNTS

Amended as of October 7, 2010

The following are the list of Transfer Agent Accounts referenced in Section 2.22(c) of the Custodian Agreement. This Appendix replaces in its entirety Appendix E to the Custodian Agreement and is hereby incorporated into and governed by the terms of the Custodian Agreement.  Except as amended hereby, all other terms and conditions of the Custodian Agreement remain unchanged and the Custodian Agreement shall remain in full force and effect.

LIST OF ACCOUNTS

P63438:  Mass Financial Services Fund Expense Account

GTI 44629: Debit & Credit Interest MFS House Account

304918601: Massachusetts Financial Services Inc. Daily Shareholder Activity

IN WITNESS WHEREOF, each of the parties hereto has caused this Appendix E to be executed in its name and behalf on the day and year first above written.

J.P.MORGAN CHASE BANK, N.A.

By:	ELLEN M. CRANE
Ellen M. Crane

Title:	Executive Director

EACH OF THE INVESTMENT COMPANIES LISTED ON APPENDIX A TO THE CUSTODIAN AGREMENT

By:	JOHN CORCORAN

Print name:	John Corcoran

Title:	Fund Treasurer